                                                                                                                           Exhibit 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports Quarterly and
Nine Months Operating Results

Management Again Raises 2018 Earnings Guidance

Houston, TX, November 1, 2018 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the third quarter and nine months ended September 30, 2018.

For the quarter ended September 30, 2018, USPH’s Operating Results increased 34.9% to $8.1 million, or $0.64 per diluted share, as compared to $6.0 million, or $0.48 per diluted share, in the third quarter of 2017. For the nine months ended September 30, 2018, USPH’s Operating Results increased 22.6% to $24.5 million, or $1.93 per diluted share, as compared to $20.0 million, or $1.59 per diluted share, in the first nine months of 2017. Operating Results (as defined below), a non-generally accepted accounting principles (“non-GAAP”) measure, for the 2018 third quarter and first nine months results equal net income attributable to USPH shareholders. For the 2017 third quarter and first nine months, Operating Results is defined as net income attributable to USPH shareholders prior to charge for interest expense – mandatorily redeemable non-controlling interests – change in redemption value and charge for cost related to restatement of financials – legal and accounting, both charges net of tax.

For the quarter ended September 30, 2018, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $8.1 million as compared to $5.2 million for the third quarter of 2017. Earnings per diluted share of $0.13 in the third quarter of 2018 compares to $0.41 per diluted share for the 2017 third quarter. For the nine months ended September 30, 2018, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $24.5 million as compared to $14.9 million for the comparable period of 2017. Earnings per diluted share of $0.88 in the 2018 first nine months compares to $1.19 per diluted share for the 2017 first nine months. For both periods of 2018, in accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is not included in net income but rather charged directly to retained earnings, but is included in the earnings per basic and diluted share calculation. See the schedule on page 13 for a computation of diluted earnings per share and a reconciliation of net income attributable to USPH shareholders to Operating Results.

Third Quarter 2018 Compared to Third Quarter 2017

•	Net revenues increased $10.1 million, or 9.8%, from $103.0 million in the 2017 third quarter to $113.1 million in the 2018 third quarter, primarily due to an increase in net patient revenues from physical therapy operations from both internal growth and acquisitions, an increase in revenue from management contracts primarily due to acquired contracts and an increase in the revenue from the industrial injury prevention business from a combination of internal growth plus a recent acquisition. Our first company in the initial industrial injury prevention business was acquired in March 2017 and, on April 30, 2018, the Company made a second acquisition with the two businesses then combined.

U.S. Physical Therapy Press Release	Page 2
November 1, 2018

•
 Net patient revenues from physical therapy operations increased approximately $7.1 million, or 7.4%, to $103.4 million in the 2018 third quarter from $96.3 million in the 2017 third quarter due to an increase in total patient visits of 7.1% from 915,000 to 980,000 and an increase in the average net patient revenue per visit to $105.48 from $105.26. Of the $7.1 million increase in net patient revenues, $4.2 million related to clinics opened or acquired after September 30, 2017 (“New Clinics”) and $2.9 million related to an increase in business of clinics opened or acquired on or prior to September 30, 2017 (“Mature Clinics”). Revenue from physical therapy management contracts increased 12.9% to $1.9 million in the 2018 third quarter as compared to $1.7 million in the 2017 third quarter.

•	The revenue from the industrial injury prevention business increased 66.8% to $7.3 million in the 2018 third quarter compared to $4.4 million in the 2017 third quarter due to internal growth plus the acquisition on April 30, 2018. Other revenue was $0.6 million in the 2018 third quarter and $0.7 million in the 2017 third quarter.

•	Total operating costs were $87.0 million, or 76.9% of net revenues, in the 2018 third quarter as compared to $81.8 million, or 79.4% of net revenues, in the 2017 third quarter. The $5.2 million increase was attributable to $3.7 million in operating costs related to New Clinics, a decrease of $0.1 million related to Mature Clinics, an increase of $1.4 million in the industrial injury prevention business primarily due to the recent acquisition and an increase of $0.2 million related to management contracts. Total salaries and related costs, including those from New Clinics and the industrial injury prevention business, were 57.0% of net revenue in the recent quarter versus 58.5% in the 2017 third quarter. Rent, supplies, contract labor and other costs as a percentage of net revenue were 19.1% in the recent quarter versus 20.0% in the 2017 third quarter. The provision for doubtful accounts as a percentage of net revenue was 0.8% in the 2018 third quarter as compared to 0.9% in the 2017 third quarter.

•	The gross profit for the 2018 third quarter grew by 23.0% or $4.9 million to $26.1 million, as compared to $21.2 million in the third quarter of 2017. The gross profit percentage was 23.1% of net revenue in the recent period as compared to 20.6% in the 2017 third quarter. The gross profit percentage for the Company’s physical therapy clinics was 22.8% in the recent quarter as compared to 20.9% in the 2017 third quarter. The gross profit percentage on physical therapy management contracts was 9.9% in the 2018 third quarter as compared to 16.8% in the 2017 third quarter. The gross profit percentage for the industrial injury prevention business was 29.7% in the recent quarter as compared to 14.1% in the 2017 period.

•	Corporate office costs were $10.6 million in the 2018 third quarter compared to $8.3 million in the 2017 third quarter. Corporate office costs were 9.4% of net revenues for the 2018 quarter compared to 8.1% for the 2017 quarter.

•	Operating income for the recent quarter increased 19.7% to $15.4 million as compared to $12.9 million in the 2017 third quarter.

•	The Company no longer has mandatorily redeemable non-controlling interests. See discussion following – Redeemable Non-Controlling Interests.

•	Interest expense – debt and other was $0.6 million both the 2018 and 2017 third quarters.

•	The provision for income tax for the 2018 third quarter was $3.0 million and for the 2017 third quarter was $3.1 million. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 27.0% and 37.8%, respectively, for the 2018 and 2017 third quarters.

•	Net income attributable to non-controlling interests (permanent equity) was $1.3 million in both the 2018 and 2017 third quarters. Net income attributable to redeemable non-controlling interests (temporary equity) was $2.5 million in the 2018 third quarter.

•	Same store revenues for de novo and acquired clinics open for one year or more increased 4.6%. Visits increased 4.5% for de novo and acquired clinics open for one year or more while the same store net rate remained relatively the same.

U.S. Physical Therapy Press Release	Page 3
November 1, 2018

First Nine Months 2018 Compared to First Nine Months 2017

•
 Net revenues increased $31.7 million, or 10.4%, from $304.8 million in the first nine months of 2017 to $336.5 million in the first nine months of 2018, primarily due to an increase in net patient revenues from physical therapy operations from both internal growth and acquisitions, an increase in revenue from management contracts due to acquired contracts and an increase in the revenue from the industrial injury prevention business from a combination of internal growth plus an acquisition. Our first company in the industrial injury prevention business was acquired in March 2017 and, on April 30, 2018, the Company made a second acquisition with the two businesses then combined.

•
 Net patient revenues from physical therapy operations increased approximately $22.3 million, or 7.8%, to $309.9 million in the 2018 period from $287.6 million in the 2017 period due to an increase in total patient visits of 7.5% from 2,730,000 to 2,935,000 and an increase in the average net patient revenue per visit to $105.60 from $105.35. Of the $22.3 million increase, $12.7 million related to Mature Clinics and $9.6 million related to New Clinics. Revenue from physical therapy management contracts increased 22.1% to $6.3 million in the 2018 first nine months as compared to $5.1 million for the 2017 first nine months.

•
 Revenue from the industrial injury prevention business increased 79.5% to $18.4 million for the first nine months of 2018 compared to $10.2 million in the first nine months of 2017 due to internal growth and the recent acquisition. Other revenue were $2.0 million for 2018 period and $1.8 million in the 2017 period.

•
 Total operating costs were $260.1 million, or 77.3% of net revenues, in the first nine months of 2018 as compared to $238.4 million, or 78.2% of net revenues, in the 2017 first nine months. The $21.7 million increase was attributable to $8.8 million in operating costs related to New Clinics, an increase of $5.4 million related to Mature Clinics, an increase of $5.2 million related to the industrial injury prevention business primarily due to the recent acquisition and a full nine months of activity in 2018 for the business acquired in March 2017 versus four months in 2017, and an increase of $2.3 million related to management contracts, primarily due to new management contracts from acquisitions. Total salaries and related costs, including those from New Clinics and the industrial injury prevention business, were 56.9% of net revenue for the first nine months of 2018 and 57.4% for 2017 period. Rent, supplies, contract labor and other costs as a percentage of net revenue were 19.5% for 2018 period and 19.9% for the 2017 period. The provision for doubtful accounts as a percentage of net revenue was 0.9% for both 2018 and 2017 periods.

•
 The gross profit for the first nine months of 2018 grew by 15.0% or $10.0 million to $76.4 million, as compared to $66.4 million in the 2017 first nine months. The gross profit percentage was 22.7% of net revenue in the recent period as compared to 21.8% for the 2017 first nine months. The gross profit percentage for the Company’s physical therapy clinics was 22.6% in the first nine months of 2018 as compared to 22.2% in the first nine months of 2017. The gross profit percentage on management contracts was 22.0% in the first nine months of 2018 as compared to 13.1% in the 2017 first nine months. The gross profit percentage for the industrial injury prevention business was 24.2% for the first nine months of 2018 as compared to 14.5% for the nine months of operation in the 2017 period.

•
 Corporate office costs were $30.9 million in the first nine months of 2018 compared to $25.7 million in the 2017 first nine months. Corporate office costs were 9.2% of net revenues for the 2018 first nine months compared to 8.4% for the 2017 first nine months.

•	Operating income for the 2018 first nine months increased 11.6% to $45.5 million as compared to $40.7 million in the 2017 first nine months.

•	The Company no longer has mandatorily redeemable non-controlling interests. See discussion following – Redeemable Non-Controlling Interests.

•	Interest expense – debt and other was $1.7 million in the first nine months of 2018 and $1.6 million in the 2017 first nine months.

•
 The provision for income tax for the 2018 first nine months was $8.7 million and for the 2017 first nine months was $8.0 million. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 26.3% and 35.0%, respectively, for the 2018 and 2017 first nine months.

•
 Net income attributable to non-controlling interests (permanent equity) was $3.9 million in the 2018 first nine months as compared to $4.1 million in the 2017 first nine months. Net income attributable to redeemable non-controlling interests (temporary equity) was $6.8 million in the 2018 first nine months.

•
 Same store revenues for de novo and acquired clinics open for one year or more increased 4.0%. Visits increased 3.5% for de novo and acquired clinics open for one year or more and the same store net rate increased by 0.4%.

U.S. Physical Therapy Press Release	Page 4
November 1, 2018

Other Financial Measures

For the third quarter of 2018 the Company's Adjusted EBITDA increased by 14.1% to $15.6 million from $13.7 million in the comparable 2017 quarter. For the first nine months of 2018 the Company's Adjusted EBITDA increased by 8.4% to $46.6 million from $43.0 million in the comparable 2017 period. See definition and explanation of Adjusted EBITDA in the schedule on page 9.

Management Raises 2018 Earnings Guidance

The Company is again raising earnings guidance for the year 2018. Management currently expects the Company’s Operating Results for the year 2018 to be in the range of $31.7 million to $32.7 million or $2.50 to $2.57 per share. The Company’s original earnings guidance, issued in March 2018, was for Operating Results of $29.5 million to $30.9 million or $2.34 to $2.44 per share. In August the guidance for Operating results was increased to $31.1 million to $32.3 million or $2.45 to $2.55 per share. Please note that the earnings guidance represents projected Operating Results from existing operations but excludes future acquisitions. The annual guidance figures may not be updated unless there is a material development that causes management to believe that Operating Results will be significantly outside the given range.

Management's Comments

Chris Reading, Chief Executive Officer, said, “I am extremely proud of our entire team of clinicians, partners and support staff for their efforts and results thus far this year. Summer is a traditionally slower time for us and yet by almost every measure we were able to produce meaningful improvement. We will continue our focused efforts to finish 2018 in a strong fashion while we work to support our partnerships and attract new opportunities in physical therapy as well as our industrial injury prevention services business.”
Larry McAfee, Chief Financial Officer, noted, “Despite having made two acquisitions in the past 12 months for total consideration of $16.4 million and having paid more than $11.3 million in dividends to shareholders, the Company’s net debt (debt minus cash) was reduced from $45.3 million as of September 30, 2017 down to $27.2 million as of September 30, 2018. Net cash flow from operations remains strong and the average age of the Company’s receivables at the end of the quarter was approximately 38 days.”

U.S. Physical Therapy Declares Quarterly Dividend

The fourth quarterly dividend for 2018 of $0.23 per share will be paid on December 7, 2018 to shareholders of record as of November 9, 2018. U.S. Physical Therapy began paying quarterly dividends in 2011 and has increased the dividend amount every year since.

Redeemable Non-Controlling Interests

Effective December 31, 2017, the Company entered into amendments to its acquired limited partnership agreements replacing the mandatory redemption feature. No monetary consideration was paid to the partners to amend the agreements. The amended Partnership Agreements provide that, upon certain events, the Company has a call right (the “Call Right”) and the selling entity has a put right (the “Put Right”) for the purchase and sale of the limited partnership interest held by the partner. Once the terms are triggered, the Put Right and the Call Right do not expire, even upon an individual partner’s death, and contain no mandatory redemption feature. The purchase price of the partner’s limited partnership interest upon the exercise of either the Put Right or the Call Right is calculated per the original terms of the respective agreements. The Company accounted for the amendment of its Partnership Agreements as an extinguishment of the outstanding Seller Entity Interests classified as liabilities through the issuance of new Seller Entity Interests classified in temporary equity. Pursuant to ASC 470-50-40-2, the Company removed the outstanding liability-classified Seller Entity Interests at their carrying amounts and recognized the new temporary-equity-classified Seller Entity Interests at their fair value. In summary, the redemption values of the mandatorily redeemable non-controlling interest (previously classified as liabilities) were reclassified as redeemable non-controlling interest (temporary equity) on the December 31, 2017 consolidated balance sheet. For 2018, in accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is not charged to net income but is charged to retained earnings and is included in the earnings per basic and diluted share calculation.

Third Quarter 2018 Conference Call

U.S. Physical Therapy's Management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on November 1, 2018 to discuss the Company's Quarter and Nine Months Ended September 30, 2018 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 5977355 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until February 2, 2019.

U.S. Physical Therapy Press Release	Page 5
November 1, 2018

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes as the result of government enacted national healthcare reform;
•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
•	revenue and earnings expectations;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions;
•	availability and cost of qualified physical therapists;
•	personnel productivity and retaining key personnel;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 588 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 26 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 6
November 1, 2018

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Net patient revenues	$103,354	$96,273	$309,895	$287,584
Other revenues	9,768	6,759	26,667	17,264
Net revenues	113,122	103,032	336,562	304,848
Operating costs:
Salaries and related costs	64,524	60,306	191,410	174,912
Rent, supplies, contract labor and other	21,654	20,600	65,598	60,720
Provision for doubtful accounts	890	930	3,102	2,716
Closure costs	(22)	4	8	27
Total operating costs	87,046	81,840	260,118	238,375

Gross profit	26,076	21,192	76,444	66,473

Corporate office costs	10,643	8,304	30,934	25,707
Operating income	15,433	12,888	45,510	40,766

Interest and other income, net	16	11	70	58
Interest expense:
Mandatorily redeemable non-controlling interests - change in redemption value	-	(1,247)	-	(7,839)
Mandatorily redeemable non-controlling interests - earnings allocable	-	(1,285)	-	(4,366)
Debt and other	(579)	(641)	(1,677)	(1,572)
Total interest expense	(579)	(3,173)	(1,677)	(13,777)

Income before taxes	14,870	9,726	43,903	27,047

Provision for income taxes	2,991	3,132	8,734	8,029

Net income	11,879	6,594	35,169	19,018

Less: net income attributable to non-controlling interests	(3,777)	(1,444)	(10,704)	(4,111)

Net income attributable to USPH shareholders	$8,102	$5,150	$24,465	$14,907

Basic and diluted earnings per share attributable to USPH shareholders	$0.13	$0.41	$0.88	$1.19

Shares used in computation - basic and diluted	12,685	12,581	12,660	12,563

Dividends declared per common share	$0.23	$0.20	$0.69	$0.60

U.S. Physical Therapy Press Release	Page 7
November 1, 2018

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS, EXCEPT SHARE DATA)

	September 30, 2018	December 31, 2017
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$32,241	$21,933
Patient accounts receivable, less allowance for doubtful accounts of $2,690 and $2,273, respectively	43,899	44,707
Accounts receivable - other	9,609	5,655
Other current assets	4,908	4,786
Total current assets	90,657	77,081
Fixed assets:
Furniture and equipment	52,473	51,100
Leasehold improvements	31,101	29,760
Fixed assets, gross	83,574	80,860
Less accumulated depreciation and amortization	63,608	60,475
Fixed assets, net	19,966	20,385
Goodwill	293,630	271,338
Other identifiable intangible assets, net	49,311	48,954
Other assets	1,405	1,224
Total assets	$454,969	$418,982

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, USPH SHAREHOLDERS' EQUITY AND NON-CONTROLLING INTERESTS
Current liabilities:
Accounts payable - trade	$2,067	$2,165
Accrued expenses	40,128	33,342
Current portion of notes payable	4,769	4,044
Total current liabilities	46,964	39,551
Notes payable, net of current portion	659	2,728
Revolving line of credit	54,000	54,000
Mandatorily redeemable non-controlling interests	-	327
Deferred taxes	8,643	10,875
Deferred rent	1,864	2,116
Other long-term liabilities	835	743
Total liabilities	112,965	110,340

Redeemable non-controlling interests	128,906	102,572

Commitments and contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,899,409 and 14,809,299 shares issued, respectively	149	148
Additional paid-in capital	78,542	73,940
Retained earnings	164,821	162,406
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders' equity	211,884	204,866
Non-controlling interests	1,214	1,204
Total USPH shareholders' equity and non-controlling interests	213,098	206,070
Total liabilities, redeemable non-controlling interests, USPH shareholders' equity and non-controlling interests	$454,969	$418,982

U.S. Physical Therapy Press Release	Page 8
November 1, 2018

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Nine Months Ended
	September 30, 2018	September 30, 2017
OPERATING ACTIVITIES
Net income including non-controlling interests	$35,169	$19,018
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	7,335	7,269
Provision for doubtful accounts	3,102	2,716
Equity-based awards compensation expense	4,453	3,410
Loss on sale of fixed assets	128	83
Deferred income taxes	(3,099)	291
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(1,092)	(1,914)
Increase in accounts receivable - other	(3,954)	(4,736)
Decrease (increase) in other assets	233	(787)
Increase in accounts payable and accrued expenses	9,742	8,126
Increase in mandatorily redeemable non-controlling interests	-	7,069
Increase in other liabilities	1,988	286
Net cash provided by operating activities	54,005	40,831

INVESTING ACTIVITIES
Purchase of fixed assets	(5,307)	(5,576)
Purchase of businesses, net of cash acquired	(16,303)	(33,740)
Purchase of non-controlling interest	(272)	-
Proceeds on sale of fixed assets	2	67
Net cash used in investing activities	(21,880)	(39,249)

FINANCING ACTIVITIES
Distributions to non-controlling interests, permanent and temporary equity	(10,470)	(3,698)
Cash dividends paid to shareholders	(8,746)	(7,547)
Proceeds from revolving line of credit	79,000	63,000
Payments on revolving line of credit	(79,000)	(53,000)
Payments to settle mandatorily redeemable non-controlling interests	(265)	(2,230)
Principal payments on notes payable	(2,294)	(776)
Other	(42)	40
Net (cash used in) provided by financing activities	(21,817)	(4,211)

Net increase in cash and cash equivalents	10,308	(2,629)
Cash and cash equivalents - beginning of period	21,933	20,047
Cash and cash equivalents - end of period	$32,241	$17,418

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$8,957	$8,059
Interest	$1,705	$1,616
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$950	$1,650

U.S. Physical Therapy Press Release	Page 9
November 1, 2018

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

The following tables provide a detail of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

For 2018, Operating Results equal net income attributable to USPH shareholders and, in accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, charged directly to retained earnings is included in the earnings per diluted share calculation. For the 2017 first nine months, Operating Results, a non-generally accepted accounting principles (“non-GAAP”) measure, is defined as net income attributable to common shareholders prior to interest expense – mandatorily redeemable non-controlling interests – change in redemption value and charge for cost related to restatement of financials – legal and accounting, both charges net of tax.

Operating Results for the two periods are comparable, however, the calculations differ. Management uses Operating Results, which eliminates this current non-cash item that can be subject to volatility and unusual costs, as one of the principal measures to evaluate and monitor financial performance period over period. Management believes that Operating Results is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have mandatorily redeemable instruments and therefore have different liability and equity structures.

Adjusted EBITDA is defined as earnings before interest income, interest expense – mandatorily redeemable non-controlling interests – change in redemption value, interest expense – debt and other, taxes, depreciation, amortization and equity-based awards compensation expense. Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Computation of earnings per share - USPH shareholders
Net income attributable to USPH shareholders	$8,102	$5,150	$24,465	$14,907
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	$(8,680)	$-	(18,105)	-
Tax effect at statutory rate (federal and state) of 26.25%	2,279	-	4,753	-
	$1,701	$5,150	$11,113	$14,907

Basic and diluted per share	$0.13	$0.41	$0.88	$1.19

Adjustments:
Interest expense MRNCI * - change in redemption value	-	1,247	-	7,839
Cost related to restatement of financials - legal and accounting	-	158	-	470
Revaluation of redeemable non-controlling interest	8,680	-	18,105	-
Tax effect at statutory rate (federal and state) of 26.25% and 39.25%, respectively	(2,279)	(551)	(4,753)	(3,261)
Operating results	$8,102	$6,004	$24,465	$19,955

Basic and diluted operating results per share	$0.64	$0.48	$1.93	$1.59

Shares used in computation:
Basic and diluted	12,685	12,581	12,660	12,563

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net income attributable to USPH shareholders	$8,102	$5,150	$24,465	$14,907

Adjustments:
Depreciation and amortization	2,469	2,480	7,335	7,269
Interest income	(16)	(11)	(70)	(58)
Interest expense MRNCI * - change in redemption value	-	1,247	-	7,839
Interest expense - debt and other	579	641	1,677	1,572
Provision for income taxes	2,991	3,132	8,734	8,029
Equity-based awards compensation expense	1,516	1,065	4,453	3,410

Adjusted EBITDA	$15,641	$13,704	$46,594	$42,968

* Mandatorily redeemable non-controlling interest

U.S. Physical Therapy Press Release	Page 10
November 1, 2018

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Date	Number of Clinics

March 31, 2017	558
June 30, 2017	566
September 30, 2017	569
December 31, 2017	578

March 31, 2018	580
June 30, 2018	581
September 30, 2018	588